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PIPER MARBURY RUDNICK & WOLFE LLP
36 South Charles Street
Baltimore, Maryland 21201-3018
www.piperrudnick.com

PHONE                                                    (410) 539-2530
FAX     (410) 539-0489

                                January 31, 2000




Prudential Sector Funds, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

     Re:  Registration Statement on Form N-1A
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Ladies and Gentlemen:

     We have acted as special Maryland counsel to Prudential Sector Funds, Inc., (the "Fund"), in connection with the registration by the Fund of up to 2,000,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), pursuant to a registration statement on Form N-1A, as amended (the "Registration Statement") under the Securities Act of 1933, as amended. The Fund is divided into four series of funds, (i) Prudential Utility Fund, (ii) Prudential Financial Services Fund, (iii) Prudential Health Sciences Fund, and (iv) Prudential Technology Fund, each of which are divided into four classes, designated Class A, Class B, Class C and Class Z.

     In this capacity, we have examined the Fund's charter and by-laws, the proceedings of the Board of Directors of the Fund authorizing the issuance of the Shares in accordance with the Registration Statement, a good standing certificate issued by the Maryland State Department of Assessments and Taxation issued as of a recent date, and such other statutes, certificates, instruments and documents relating to the Fund and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the accuracy and completeness of all public records reviewed by us. As to factual matters, we have relied on an officer's certificate and have not independently verified the matters stated therein.

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                                                   Prudential Sector Funds, Inc.
                                                                January 31, 2000
                                                                          Page 2

     Based upon the foregoing, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

     1. The Fund has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland.

     2. The Shares to be issued by the Fund pursuant to the Registration Statement have been duly authorized and, when issued as contemplated in the Registration Statement in an amount not to exceed the number of Shares authorized by the charter but unissued, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit i to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

                                            Very truly yours,
                                            /s/Piper Marbury Rudnick & Wolfe LLP